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News Release
Contact: Colleen T. White, Corporate Communications – 201-847-5369 Patricia A. Spinella, Investor Relations – 201-847-5453

BD Announces Plan to Exit Blood Glucose Monitoring Market

Conference call with analysts and investors scheduled for 11:00 a.m. (ET)

Franklin Lakes, NJ (September 28, 2006) – BD (Becton, Dickinson and Company) (NYSE:BDX) announced today that it will exit the blood glucose monitoring (BGM) market. This action impacts BD’s blood glucose monitors and test strips only. BD’s other diabetes products, including insulin syringes, pen needles and lancets, will not be affected.

“We evaluate all of our businesses on an ongoing basis, and this decision was made after careful consideration of our prospects and our ability to create and deliver value in this market,” stated Edward J. Ludwig, Chairman, President and Chief Executive Officer of BD. “We have concluded that our future outlook in an increasingly competitive market does not justify the levels of investment and additional resources necessary to continue. As a result, we made a difficult, but necessary, business decision to exit the blood glucose monitoring market.”

BD entered the blood glucose monitoring market in early 2003 with the introduction of the BD Logic® Blood Glucose Monitor. Distribution of BD Logic monitors will be discontinued immediately. BD is working with suppliers of other blood glucose systems that use BD™ Test Strips to continue to supply compatible meters for a limited period. To ensure that customers have sufficient time to consult with their healthcare teams and transition to new blood glucose monitoring systems, BD Test Strips will be distributed until December 2007.

BD estimates that it will record a pre-tax charge in its fiscal fourth quarter of approximately $50 to $70 million ($33 to $47 million after taxes), or approximately $0.13 to $0.18 per share, in connection with its decision to exit the BGM product line. The charge relates to the write-off of inventory and other assets as well as severance and other exit costs. BD estimates that the fiscal 2006 results represented by BGM will be approximately $105 million in revenues, excluding approximately $10 million associated with lancet products which will remain part of BD’s existing diabetes care product offering, and approximately $0.07 per share in operating losses (not including the aforementioned charge). The Company expects BGM revenues in the range of $30 to $50 million in fiscal year 2007 as customers transition to alternative blood glucose monitoring products. The estimated impact on the Company’s earnings per share in connection with such revenues is not expected to be significant. BD will report its fiscal 2006 consolidated results on Thursday, November 2, 2006.

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BD remains solidly committed to its diabetes care business. The Company developed the first syringe dedicated to insulin delivery in 1924 and has made continuous advances ever since, leading to revenue derived from insulin delivery products that exceeds $500 million annually.

Conference Call Information

A conference call regarding this announcement will be broadcast live on BD’s website, www.bd.com/investors, at 11:00 a.m. (ET) today. The conference call will be available for replay through the close of business on October 5, 2006 on BD’s website, www.bd.com/investors, or at

1-888-203-1112 (domestic) and 1-719-457-0820 (international), pass code 5039034.

About BD

BD, a leading global medical technology company that manufactures and sells medical devices, instrument systems and reagents, is dedicated to improving people’s health throughout the world. BD is focused on improving drug therapy, enhancing the quality and speed of diagnosing infectious diseases, and advancing research and discovery of new drugs and vaccines. The Company’s capabilities are instrumental in combating many of the world’s most pressing diseases. Founded in 1897 and headquartered in Franklin Lakes, New Jersey, BD employs more than 25,000 people in approximately 50 countries throughout the world. The Company serves healthcare institutions, life science researchers, clinical laboratories, industry and the general public. For more information, please visit www.bd.com.

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This press release contains certain estimates and other forward-looking statements (as defined under Federal securities laws) regarding BD’s performance, including future performance, products or other events or developments that BD expects to occur or anticipates occurring in the future. All such statements are based upon current expectations of BD and involve a number of business risks and uncertainties. Actual results could vary materially from anticipated results described, implied or projected in any forward-looking statement. Factors that could cause actual results to vary materially from any forward-looking statement include, but are not limited to: competitive factors; pricing and market share pressures; difficulties inherent in product development and delays in product introductions; changes in regional, national or foreign economic conditions; increases in energy costs and their effect on, among other things, the cost of producing BD’s products; fluctuations in costs and availability of raw materials and in BD’s ability to maintain favorable supplier arrangements and relationships; changes in healthcare or other governmental regulation; as well as other factors discussed in this press release and in BD’s filings with the Securities and Exchange Commission. We do not intend to update any forward-looking statements to reflect events or circumstances after the date hereof except as required by applicable laws or regulations.